As filed with the Securities and Exchange Commission on May 13, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANGIOTECH PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-0226269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1618 Station Street

Vancouver, B.C. Canada V6A 1B6

(Address of Principal Executive Offices)

ANGIOTECH PHARMACEUTICALS, INC. 2006 STOCK INCENTIVE PLAN
ANGIOTECH PHARMACEUTICALS, INC. 2004 STOCK OPTION PLAN
ANGIOTECH PHARMACEUTICALS, INC. 2001 STOCK OPTION PLAN
AMERICAN MEDICAL INSTRUMENTS HOLDINGS, INC. 2003 STOCK OPTION PLAN
(Full title of the plan)

David D. McMasters, Esq.

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, B.C. Canada V6A 1B6

(604) 221-7676

(Name, address and telephone number of agent for service)

Copy to:

Alison S. Ressler

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

(310) 712-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [  ]

  ÿ

Accelerated filer [X]

Non-accelerated filer [  ]

Smaller reporting company [  ]

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Shares, without par value, pursuant to the Angiotech Pharmaceuticals, Inc. 2006 Stock Incentive Plan	13,937,756 shares(4)	$0.60	$8,362,654	$466.64
Common Shares, without par value, pursuant to the Angiotech Pharmaceuticals, Inc. 2004 Stock Option Plan	687,945 shares(4)	$0.60	$412,767	$23.03
Common Shares, without par value, pursuant to the Angiotech Pharmaceuticals, Inc. 2001 Stock Option Plan	3,966,884 shares(4)	$0.60	$2,380,130	$132.81
Common Shares, without par value, pursuant to the American Medical Instruments Holdings, Inc. 2003 Stock Option Plan	341,890 shares	$0.60	$205,134	$11.45

(1)

Includes preferred share purchase rights (the “Rights”) associated with each common share registered hereunder. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable.

(2)

In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover additional common shares of Angiotech Pharmaceuticals, Inc. (the “Company”) which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Company’s outstanding common shares.

(3)

The price is estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee and is $0.60, the average of the high and low prices of the Company’s common shares as reported by the NASDAQ Global Select Market on May 6, 2009.

(4)

Pursuant to the terms of the Angiotech Pharmaceuticals, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), the maximum number of common shares of Angiotech Pharmaceuticals, Inc. that may be issued under the 2006 Plan is the sum of 5 million plus the number of common shares of Angiotech Pharmaceuticals, Inc. issued and issuable under the Angiotech Pharmaceuticals, Inc. 2004 Stock Option Plan (the “2004 Plan”) and the Angiotech Pharmaceuticals, Inc. 2001 Stock Option Plan (the “2001 Plan”) (being 8,937,756 common shares). As a result, the 13,937,756 common shares registered hereby under the 2006 Plan includes the 687,945 common shares registered pursuant to the 2004 Plan and the 3,966,884 common shares registered pursuant to the 2001 Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 relates to the issuance of up to an aggregate of 13,937,756 common shares of the Company in connection with the 2006 Plan, the 2004 Plan and the 2001 Plan and 341,890 common shares of the Company in connection with the American Medical Instruments Holdings, Inc. 2003 Stock Option Plan (the “AMI Plan”). The Company assumed the AMI Plan in connection with its acquisition of American Medical Instruments Holdings, Inc. on March 23, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

None.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The Company hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 16, 2009, as amended by the Form 10-K/A filed with the Commission on March 23, 2009;

(b)

The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the Commission on May 8, 2009;

(c)

The Company’s Current Reports on Form 8-K filed with the Commission on March 5, 2009, April 3, 2009 and April 27, 2009; and

(d)

The description of the common shares included in the Company’s registration statement on Form F-10, filed with the Commission on September 18, 2003, File No. 333-108920, as amended on Form F-10/A filed with the Commission on September 25, 2003, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.

Indemnification of Directors and Officers.

Subject to the Business Corporations Act (British Columbia) (the “BCABC”), our directors, former directors and alternative directors and their heirs and personal representatives are indemnified against any judgment, penalty or fine awarded or imposed in or an amount of settlement of, a stipulated legal proceeding, as set forth in our Articles.  In addition, the Company’s articles provide that the Company may, subject to any restrictions in the BCABC, indemnify any person.

Under the BCABC, the Company may indemnify (a) a current or former director or officer of the Company; (b) a current or former director or officer of another corporation at a time when that corporation is or was an affiliate of the Company, (c) a current or former director or officer of another corporation who holds or held such position at the request of the Company; or (d) a person who at the request of the Company, is or was, or holds or held a position equivalent to that of, a director, or officer of a partnership, trust, joint venture or other unincorporated entity, (collectively, an “Eligible Party”).  In certain circumstances an Eligible Party will include the heirs and personal or other legal representatives of an Eligible Party.  The Company may indemnify an Eligible Party against any judgment, penalty or fine awarded or imposed in connection with, or an amount paid in settlement of, any legal proceeding or investigative action whether current, threatened, pending or completed, in which such Eligible Party is a party by reason of such individual having been an officer or director or holding or having held a position equivalent to that of a director or officer of the Company or an associated company.  The Company may pay all Expenses (defined below) incurred by the Eligible Party actually and reasonably incurred in connection with such proceeding and must pay all Expenses actually and reasonably incurred if the Eligible Party has not been reimbursed and is, at least, substantially successful on the merits in the outcome of the proceeding.  Among other circumstances, the Company shall not indemnify or cover the Expenses of an Eligible Party, if the Eligible Party did not act honestly and in good faith with a view to the best interests of the Company or if the Eligible Party did not have reasonable grounds for believing that the Eligible Party’s conduct in respect of which the proceeding was brought was lawful.  Further, the Company cannot indemnify or cover the Expenses of an Eligible Party in respect of any proceeding brought by or on behalf of the Company.  The Supreme Court of British Columbia may, among other things, on the applications of a corporation or an Eligible Party, order indemnification of any liability or expense incurred by an Eligible Party.

A directors’ and officers’ liability insurance policy is maintained by the Company, which insures directors and officers of the Company and its subsidiaries for losses as a result of claims based upon the directors’ and officers’ acts or omissions, including liabilities arising under the Securities Act. The policy also reimburses the Company for payments made pursuant to the indemnity provisions under the BCBCA and the Company’s articles.

The Company has entered into indemnification agreements with each of its directors and executive officers (each, an “Indemnitee”). Pursuant to these indemnification agreements, the Company has agreed, to the fullest extent permitted by law, to:

(a)   indemnify and save harmless each Indemnitee from and against any and all Eligible Penalties (as defined below) for which the Indemnitee is or may be liable, and

(b)   after the final disposition of an Eligible Proceeding (as defined below), pay the Expenses (as defined below) actually and reasonably incurred by the Indemnitee in respect of that Eligible Proceeding.

“Eligible Penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an Eligible Proceeding.

“Eligible Proceeding” means any legal proceeding or investigative action, whether current, threatened, pending or completed (each, a “Proceeding”), in which the Indemnitee, or any of the Indemnitee’s heirs, successors or personal or other legal representatives (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or Expenses related to, such Proceeding, in each case by reason of the Indemnitee being or having been a director, officer or employee of, or holding or having held a position equivalent to that of a director or officer of, the Company, one of its current or former subsidiaries or affiliates, or another entity at the Company’s request.

“Expenses” means costs, charges and expenses, including legal and other fees, incurred in respect of a Proceeding, but do not include judgments, penalties, fines or amounts paid in settlement of a Proceeding.

The indemnification agreements require the Company, at the request of the Indemnitee, to pay Expenses in advance to the extent the Company determines it to be necessary or appropriate to do so to enable the Indemnitee to properly investigate, defend or appeal the applicable Eligible Proceeding.

The Company’s obligation to indemnify each Indemnitee is subject to certain limitations and conditions. The summary included herein of the indemnification agreements is qualified by reference to the full text of the indemnification agreements, forms of which for the Company’s U.S. officers, Canadian officers and directors are included as Exhibits 10.16, 10.17 and 10.18, respectively, to the Company’s Annual Report on Form 10-K filed with the Commission on March 16, 2009 and which are incorporated herein by reference.

Item 8.

Exhibits.

See the Index to Exhibits attached hereto.

Item 9.

Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)
if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on May 13, 2009.

ANGIOTECH PHARMACEUTICALS, INC.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint K. Thomas Bailey, David D. McMasters and Jay Dent, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on May 13, 2009:

Signature	Title

/s/ William L. Hunter	President, Chief Executive Officer and Director
William L. Hunter	(Principal Executive Officer)

/s/ K. Thomas Bailey	Chief Financial Officer
K. Thomas Bailey	(Principal Financial Officer and Principal Accounting Officer)

/s/ David T. Howard	Chairman of the Board
David T. Howard

/s/ Hank McKinnell	Director
Hank McKinnell

/s/ Hartley T. Richardson	Director
Hartley T. Richardson

/s/ Ned Brown	Director
Ned Brown

/s/ Arthur H. Willms	Director
Arthur H. Willms

/s/ Laura A. Brege	Director
Laura A. Brege

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Notice of Articles of Angiotech Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K filed March 16, 2009).

4.2	Articles of Angiotech Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3 to the Company’s Form 6-K filed March 31, 2005).

4.3

Shareholder Rights Plan Agreement between Angiotech Pharmaceuticals, Inc. and Computershare Trust Company of Canada as Rights Agent, Amended and Restated as of October 30, 2008 (incorporated by reference to Exhibit 4.3 to the Company’s Form 10-K filed March 16, 2009).

4.4	Angiotech Pharmaceuticals, Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit to the Company’s Form S-8 filed September 27, 2001).

4.5	Angiotech Pharmaceuticals, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.27 to the Company’s Form 10-K filed March 16, 2009).

4.6	Angiotech Pharmaceuticals, Inc. 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.28 to the Company’s Form 10-K filed March 16, 2009).

4.7	2003 Stock Option Plan of American Medical Instruments Holdings, Inc. (incorporated by reference to Exhibit 10.29 to the Company’s Form 10-K filed March 16, 2009).

5.1	Opinion of Borden Ladner Gervais LLP as to the legality of the securities being offered hereunder.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Borden Ladner Gervais LLP (contained in their Opinion in Exhibit 5.1 hereto).

24.1	Power of Attorney (set forth on the signature page hereto).